Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
February 5, 2014

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports Fourth Quarter and Full Year 2013 Results

Spokane, WA, February 5, 2014 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the fourth quarter and full year ended December 31, 2013.

Overview
●
Gross revenue, from all sources including non-directly delivered programs, of $116.2 million for the year ended December 31, 2013 compared to $139.9 million in 2012. Traveled 18,251 delegates compared to 21,252 delegates in 2012.

●	2013 gross margin of 37.5 percent compared to 36.7 percent in 2012.

●	Special items totaled $7.2 million, net of tax, including $5.1 million of non-cash expenses recorded for asset impairments, restructuring charges and separation costs in 2013.

●	2013 operating expenses, excluding the impact of special items of $11.4 million, declined $5.4 million year-over-year.

●	Net loss of $7.1 million in 2013 compared to net income of $1.7 million in 2012; Net income before special items of $0.1 million compared to $3.2 million last year.

●	Cash and cash equivalents and available-for-sale securities balance of $46.4 million; deployable cash, as defined, of $22.6 million and no debt outstanding.

●
Enrolled revenue for 2014 programs down 3.2 percent year-over-year for all programs and 4.0 percent year-over-year for core Student Ambassador Programs.  Prior year enrolled travelers for Discovery Student Adventures and People to People China programs have been excluded for year-over-year comparability given the Company’s decision to no longer operate these programs in 2014. Enrolled revenue has been adversely impacted by increased withdrawal rates since last quarter, which we are actively addressing.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Gross revenue, all travel programs	$1,980	$1,179	$112,244	$135,742
Internet content and advertising revenue	$1,037	$1,101	$3,975	$4,207
Gross revenue, all sources	$3,017	$2,280	$116,219	$139,949
Gross margin, all travel programs	$513	$313	$40,174	$47,738
Gross margin, internet content and advertising	$904	$968	$3,462	$3,653
Gross margin, all sources	$1,417	$1,281	$43,636	$51,391
Gross margin percentage	47.0%	56.2%	37.5%	36.7%
Operating expense	$10,320	$12,497	$55,419	$51,069
Operating expense, before special items	$9,707	$12,531	$43,975	$49,357
Operating income, internet content and advertising	$344	$269	$1,302	$1,327
Net Income (loss)	$(5,496)	$(10,033)	$(7,077)	$1,744
Net Income (loss) before special items	$(5,110)	$(10,064)	$136	$3,208
Income (loss) per diluted share	$(0.32)	$(0.58)	$(0.42)	$0.10
Income (loss) per diluted share before special items	$(0.30)	$(0.58)	$0.01	$0.18

Commenting on the Company’s results, Anthony Dombrowik, Ambassadors Group Interim Chief Executive Officer said, “We are making headway in our turnaround efforts by staying focused on our three core short term goals outlined in previous quarters: shifting to a multi-channel model to stabilize and then improve our delegate counts, right sizing our cost structure to protect profitability and staying close to our customer. In a challenging environment, we made solid progress in 2013 and our results were in line with our financial guidance for the year. We furthered our evolution to a true year-round, integrated multi-channel marketing and sales strategy that we intend to push forward even further in 2014. Concurrently, we reduced our operating expense before special items by over $5 million, which exceeded the high end of our expectations. We also took the steps necessary to dissolve our China and Discovery Student Adventures product lines to put the Company on a firmer financial footing going forward and to create the flexibility needed to focus on our core People to People programs. We traveled 18,251 delegates during 2013 and we are proud to have achieved the highest consolidated Net Promoter customer satisfaction scores in our history.”

Dombrowik continued, “Looking toward the 2014 travel season, initial gross enrollments are approaching our expected level, though we are facing some unfavorable retention trends compared to last year that we are working hard to overcome. Families are withdrawing at a slightly higher rate, about three percentage points above last year and closer to the rates we saw at this point in 2012.  Financial constraints are still the number one reason given for withdrawal. However, we continue to see positive results from our high-engagement sales and marketing approach, which we are looking to further bolster with our consecutive winter and spring marketing campaigns.  We are targeting enrollments for both the 2014 and 2015 travel seasons; the first time in Company history that we will be selling two seasons within a single campaign cycle. We expect to gain efficiencies from this combined process while further empowering choice for our consumers. With approximately four months until the 2014 summer travel season commences, we are highly focused on capturing incremental enrollments and improving retention. We are encouraged by our progress year-over-year in developing the insights, capabilities and marketing and sales tactics necessary to continue capturing enrollments well beyond our traditional fall peak enrollment cycle.”

Dombrowik concluded, “We are pushing hard to make 2014 a year of steady performance on the top-line.  Notwithstanding these efforts, we expect year-over-year growth in net income before any special items in 2014 as a result of the modifications we have made to our cost structure resulting in a lower operating cost per delegate, as well as the insights and efficiencies we are gaining in our evolving marketing and sales processes. We will continue to focus on delivering improved financial performance while carrying out our mission of creating global citizens and providing life-changing educational travel experiences for our delegates.”

Fourth Quarter 2013 Results

During the fourth quarter of 2013, the Company traveled 311 delegates, compared to 162 delegates during the prior year quarter primarily due to the slate of winter Student Ambassadors programs offered in December 2013.  Total revenue of $1.5 million increased 14 percent from $1.3 million in the prior year quarter. Gross margin for the quarter was $1.4 million compared to $1.3 million in the fourth quarter of 2012. Gross margin percentage decreased to 47.0 percent from 56.2 percent in the prior year period due primarily to a lower mix of revenue contribution from BookRags, the Company’s online education research business, given increased travel related revenue during the 2013 period. Gross margin is calculated as the sum of gross revenue from non-directly delivered programs, gross revenue from directly delivered programs and internet content and advertising revenue less cost of sales from non-directly delivered programs, cost of sales from directly delivered programs and cost of sales from internet content and advertising.

Fourth quarter operating expenses were $10.3 million, down 17 percent from $12.5 million in the prior year period.  Excluding special items, fourth quarter 2013 operating expenses declined $2.8 million, or 23 percent, reflecting both lower selling and marketing expenses and general and administration costs.

Net loss for the fourth quarter of 2013 was $5.5 million, or $0.32 per diluted share, compared to net loss of $10.0 million, or $0.58 per diluted share, in the prior year period. Fourth quarter 2013 net loss before special items was $5.1 million compared to $10.1 million in 2012.

Full Year 2013 Results

During the year ended December 31, 2013, the Company traveled 18,251 delegates compared to 21,252 delegates during 2012. Total revenue of $51.2 million declined 12 percent from $58.1 million in 2012, driven by a 17 percent decline in travel-related revenue and a 6 percent decline in internet content and advertising revenue related to BookRags.  Net loss for 2013 was $7.1 million, or $0.42 per diluted share, compared to net income of $1.7 million, or $0.10 per diluted share, in 2012.  Net income before special items was $0.1 million compared to $3.2 million in 2012.

Gross margin for 2013 was $43.6 million, down from $51.4 million in 2012; however, gross margin percentage increased to 37.5 percent from 36.7 percent.

During 2013, operating expenses excluding special items declined $5.4 million, or 11 percent, reflecting the Company’s successful cost cutting initiatives.

Balance Sheet and Liquidity

Total assets at December 31, 2013 were $88.4 million including cash, cash equivalents and short-term available-for-sale securities of $45.6 million. Long-term assets totaled $32.6 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building, which has been listed for sale. Total liabilities were $32.5 million, including $26.4 million in participant deposits for future travel.

The Company had no debt outstanding and deployable cash of $22.6 million at December 31, 2013.  Deployable cash is a non-GAAP measure defined in the attached schedules.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchases of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Twelve months ended December 31,
	2013	2012
Net cash provided by operating activities	$14,754	$2,219
Purchases of property, equipment and intangibles	(3,454)	(5,672)
Free cash flow	11,300	(3,453)

Net proceeds from sale (purchase) of available-for-sale securities	(4,320)	6,499
Dividend payments to shareholders	(1,017)	(13,012)
Repurchase of common stock	(509)	(3,056)
Other cash flows, net	(2,131)	(347)
Net increase (decrease) in cash and cash equivalents	$3,323	$(13,369)

Outlook for 2014

As of February 2, 2014, enrolled revenue for 2014 travel programs was $120.2 million, down 3.2 percent from the same point last year, based on enrolled travelers of 19,162 compared to 20,139. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 4.0 percent to $111.1 million compared to $115.7 million at the same date last year, based on enrolled travelers of 15,743 compared to 16,874. Prior year data excludes the impact of enrolled travelers for Discovery Student Adventures and China programs as of this time last year to reflect year-over-year comparability given the Company’s decision to no longer operate these programs in 2014.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Based on current visibility for the balance of the year, the Company is providing guidance as follows:

●	Consolidated gross revenues for all programs and operations to be between $110.0 million and $120.0 million;

●	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 37 percent; and

●	Net income before any special items of between $1 million and $3 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss fourth quarter and full year 2013 results of operations on Thursday, February 6, 2014, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-438-5491 or 719-325-2464 (international) and providing the passcode: 9067100.  Approximately 24 hours following the call, a webcast will be available through April 6, 2014 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through February 11, 2014 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 9067100.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent Company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2013, and its proxy statement filed May 6, 2013.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended December 31,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$498	$248	$250	101%
Gross revenue, directly delivered programs (2)	8	-	8	100%
Internet content and advertising revenue	1,037	1,101	(64)	-6%
Total revenue	1,543	1,349	194	14%
Cost of sales, directly delivered programs (2)	(7)	(65)	58	89%
Cost of sales, internet content and advertising	133	133	-	0%
Gross margin (3)	1,417	1,281	136	11%

Operating expenses:
Selling and marketing	6,887	8,386	(1,499)	-18%
General and administration	2,972	4,111	(1,139)	-28%
Restructuring costs	456	-	456	100%
Asset impairments	5	-	5	100%
Total operating expenses	10,320	12,497	(2,177)	-17%

Operating loss	(8,903)	(11,216)	2,313	21%

Other income (expense):
Interest and dividend income	174	276	(102)	-37%
Foreign currency and other income	1	(8)	9	113%
Total other income	175	268	(93)	-35%
Loss before income tax benefit	(8,728)	(10,948)	2,220	20%
Income tax benefit	3,232	915	2,317	253%
Net loss	$(5,496)	$(10,033)	$4,537	45%

Weighted average shares outstanding – basic	17,000	17,333	(333)	-2%
Weighted average shares outstanding – diluted	17,000	17,333	(333)	-2%

Net loss per share — basic	$(0.32)	$(0.58)	$0.26	45%
Net loss per share — diluted	$(0.32)	$(0.58)	$0.26	45%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended December 31,
	2013	2012	% Change
Gross revenue	$1,972	$1,178	67%
Cost of sales	1,474	930	58%
Net revenue	$498	$248	101%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Twelve months ended December 31,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$36,752	$44,837	$(8,085)	-18%
Gross revenue, directly delivered programs (2)	10,468	9,008	1,460	16%
Internet content and advertising revenue	3,975	4,207	(232)	-6%
Total revenue	51,195	58,052	(6,857)	-12%
Cost of sales, directly delivered programs (2)	7,046	6,107	939	15%
Cost of sales, internet content and advertising	513	554	(41)	-7%
Gross margin (3)	43,636	51,391	(7,755)	-15%

Operating expenses:
Selling and marketing	32,318	34,845	(2,527)	-7%
General and administration	14,423	16,224	(1,801)	-11%
Restructuring costs	2,212	-	2,212	100%
Asset impairments	6,466	-	6,466	100%
Total operating expenses	55,419	51,069	4,350	9%

Operating income (loss)	(11,783)	322	(12,105)	-3759%

Other income (expense):
Interest and dividend income	532	1,730	(1,198)	-69%
Foreign currency and other income	23	(13)	36	277%
Total other income	555	1,717	(1,162)	-68%
Income (loss) before income tax benefit (provision)	(11,228)	2,039	(13,267)	-651%
Income tax benefit (provision)	4,151	(295)	4,446	1507%
Net income (loss)	$(7,077)	$1,744	$(8,821)	-506%

Weighted average shares outstanding – basic	16,986	17,530	(544)	-3%
Weighted average shares outstanding – diluted	16,986	17,530	(544)	-3%

Net income (loss) per share — basic	$(0.42)	$0.10	$(0.52)	-520%
Net income (loss) per share — diluted	$(0.42)	$0.10	$(0.52)	-520%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Twelve months ended December 31,
	2013	2012	% Change
Gross revenue	$101,779	$126,734	-20%
Cost of sales	65,027	81,897	-21%
Net revenue	$36,752	$44,837	-18%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	UNAUDITED	AUDITED
	2013	2012	% Change
Assets
Current assets:
Cash and cash equivalents	$9,473	$6,150	54%
Available-for-sale securities	36,174	32,122	13%
Foreign currency exchange contracts	-	837	-100%
Prepaid program cost and expenses	7,069	17,217	-59%
Accounts receivable	1,792	850	111%
Deferred tax assets	1,295	221	486%
Total current assets	55,803	57,397	-3%
Property and equipment, net	18,452	26,344	-30%
Available-for-sale securities	719	723	-1%
Intangibles	3,522	3,565	-1%
Goodwill	9,781	9,781	0%
Other long-term assets	82	85	-4%
Total assets	$88,359	$97,895	-10%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,587	$4,238	-15%
Participants’ deposits	26,362	25,735	2%
Foreign currency exchange contracts	244	-	100%
Other liabilities	119	111	7%
Total current liabilities	30,312	30,084	1%
Foreign currency exchange contracts	52	-	100%
Deferred tax liabilities	2,087	2,688	-22%
Total liabilities	32,451	32,772	-1%
Stockholders’ equity	55,908	65,123	-14%
Total liabilities and stockholders’ equity	$88,359	$97,895	-10%

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(7,077)	$1,744
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,368	5,273
Stock-based compensation	2,432	1,455
Deferred income tax provision (benefit)	(3,319)	387
Loss on disposition and impairment of property and equipment	6,466	24
Excess tax shortfall from stock-based compensation	2,136	347
Change in assets and liabilities:
Accounts receivable and other assets	(939)	545
Prepaid program costs and expenses	9,673	(3,918)
Accounts payable, accrued expenses, and other current liabilities	(613)	(1,977)
Participants’ deposits	627	(1,661)
Net cash provided by operating activities	14,754	2,219

Cash flows from investing activities:
Purchase of available-for-sale securities	(27,448)	(74,022)
Proceeds from sale of available-for-sale securities	23,128	80,521
Purchase of property and equipment	(3,110)	(5,139)
Purchase of intangibles	(344)	(533)
Net cash provided by (used in) investing activities	(7,774)	827

Cash flows from financing activities:
Repurchase of common stock	(509)	(3,056)
Dividend payment to shareholders	(1,017)	(13,012)
Proceeds from exercise of stock options	5	-
Excess tax shortfall from stock-based compensation	(2,136)	(347)
Net cash used in financing activities	(3,657)	(16,415)

Net increase (decrease) in cash and cash equivalents	3,323	(13,369)
Cash and cash equivalents, beginning of period	6,150	19,519
Cash and cash equivalents, end of period	$9,473	$6,150

Special Items

During the third quarter of 2013, the Company announced its decision to restructure two of its travel programs believed to be no longer financially viable in their current form – Discovery Student Adventures and China.  The cost of those restructurings, including the $1.6 million termination fee paid to Discovery Education to terminate its agreement, totaled $2.2 million as of December 31, 2013.

The Company continues to maintain its corporate headquarters, listed for sale since April 2012, as an asset to be held and used in operations.  However, as part of its periodic assessment of the recoverability of long-lived assets, the Company determined an impairment of its corporate headquarters existed. Total asset impairment charges of $6.5 million were recorded during the third quarter of 2013, relating primarily to the building itself as well as impairments for the restructured operations noted above and for other operating assets.

In connection with the February 2013 resignations of two executives, the Company’s President and Chief Executive Officer and the President and Chief Operating Officer of the operating subsidiary Ambassador Programs, Inc., as well as workforce reductions during 2012, the Company incurred separation payments during both periods.

In addition, as previously disclosed, the Company incurred legal and other fees in relation to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com and at the SEC website www.sec.gov.  These two matters were settled in 2012, however, the recovery of funds from insurance coverage on these matters have been recorded in the periods received. The Company also incurred legal and other fees relating to a proxy contest and shareholder actions.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and full year ended December 31, 2013 and 2012 do not necessarily reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended December 31,		Three months ended December 31,
	2013	2012	2013	2012
Amount before special items	$(5,110)	$(10,064)	$(0.30)	$(0.58)
Asset impairments	(5)	-	-	-
Restructuring costs	(456)	-	(0.02)	-
Legal and other fees	(148)	74	(0.01)	-
Separation payments	(4)	(40)	-	-
Tax impact	227	(3)	0.01	-
Amount per consolidated statement of operations	$(5,496)	$(10,033)	$(0.32)	$(0.58)

	UNAUDITED
	Net Income (Loss)		EPS
	Twelve months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Amount before special items	$136	$3,208	$0.01	$0.18
Asset impairments	(6,466)	-	(0.38)	-
Restructuring costs	(2,212)	-	(0.13)	-
Legal and other fees	23	(1,430)	-	(0.08)
Separation payments	(2,789)	(282)	(0.17)	(0.01)
Tax impact	4,231	248	0.25	0.01
Amount per consolidated statement of operations	$(7,077)	$1,744	$(0.42)	$0.10

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at December 31, 2013 and 2012 (in thousands):

	UNAUDITED
	December 31,
	2013	2012
Cash, cash equivalents and short-term available-for-sale securities	$45,647	$38,272
Prepaid program cost and expenses	7,069	17,217
Less: Participants’ deposits	(26,362)	(25,735)
Less: Accounts payable / accruals / other liabilities	(3,706)	(4,349)
Deployable cash	$22,648	$25,405